EXHIBIT 10.1

June 23, 2009

Mr. Paul C. Kanavos
555 Park Avenue
Apt. 9W
New York, NY 10022

Dear Paul,

Reference is made to that certain Employment Agreement dated as of December 31, 2007 (the “Employment Agreement”) by and between you and FX Real Estate and Entertainment Inc. (the “Company), pursuant to which you are employed as the President of the Company.

The purpose of this letter agreement (the “Letter Agreement”) is to amend the Employment Agreement effective immediately and redefine some of the terms and conditions of your continued employment with the Company. Accordingly, in consideration of the terms and provisions hereof, the Employment Agreement is hereby amended, effective immediately, as follows:

1. Upon execution hereof, the Company shall promptly (i) pay you a retention bonus of One Hundred Fifty Thousand Dollars ($150,000), in a lump sum (net of applicable tax withholdings and related deductions), and (ii) transfer to you the proceeds from the sale of the Company’s Marquis Jet card (which we estimate to be approximately Ninety-Five Thousand Dollars ($95,000.00). You hereby agree to remain an employee of the Company for a period of six (6) months following the date of this Letter Agreement and month-to-month thereafter, provided that (i) during such six (6) month period the Company may terminate your employment upon not less than sixty (60) days prior written notice and (ii) either the Company or you may terminate your employment upon at least thirty (30) days’ advance written notice to the other party, effective no sooner than the end of such six (6) month period. As set forth herein, the term of your employment shall continue as provided herein (the “Employment Agreement Term”). Upon termination of Employee’s Employment Agreement, Employee shall be deemed to have resigned as President and as a director of the Company, and as an officer of any of the Company’s subsidiaries. Section 2 of the Employment Agreement shall be deemed amended accordingly.

In the event that (i) the Company willfully breaches any material obligation under this Section 1, or (ii) this Section 1 is held to be invalid or unenforceable by any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, or (iii) this Section 1 and the payments made thereunder are avoided under chapter 5 in any bankruptcy proceeding, then in the case of either (i), (ii), or (iii), this Section 1 shall automatically terminate and be of no force and effect, in each case as though it was not contained in this Agreement, and each of the parties shall be entitled to pursue all remedies at law or in equity resulting from the Company’s failure to make the payments due under paragraphs (e) and (f) of Section 12.5 of the Employment Agreement for the Salary Payment and Base Bonus Amount.

2. The following sentence shall be added to the end of the first paragraph of Section 4:

“To the extent that Executive shall have additional working time beyond that required to satisfy the provisions hereof, Executive shall be entitled to devote such time to such business and such affairs as he may deem appropriate.”

Subsections 4.1., 4.2, 4.3, 4.4, and 4.5 shall be deleted in their entirety.

3. The first paragraph of Section 6 is hereby deleted in its entirety and the following shall be placed in its stead:

“During the Term of your employment, the Company shall pay you an annualized base salary (the “Base Salary”) of Six Hundred Thousand Dollars (payable in accordance with the Company’s ordinary payroll cycle).”

4. Section 7 is hereby deleted in its entirety and the following shall be placed in its stead:

“7. All stock options granted to you by the Company that are vested as of June 23, 2009 or as of a date on or prior to the termination of your employment shall be retained by you.”

5. Subsections 9.3 (a)-(e) are hereby deleted in their entirety and the following shall be placed in its stead:

“(a) all earned but unpaid Base Salary at the time of the Executive’s death;

(b) the full costs relating to the continuation of any group health, medical, dental and life insurance program or plan provided through the Employer for a period of ninety (90) days after the termination of Employment; and

(c) all reimbursable business expenses incurred by the Executive through time of his death.”

6. The last sentence of Section 10 is hereby deleted and replaced with the following:

“The existing directors and officers liability insurance policy currently in effect for the Company covers you and will continue to cover you after your employment has been terminated as a former officer so long as such policy remains in place.”

7. Section 12 is hereby deleted in its entirety.

8. Section 13 is hereby deleted in its entirety.

9. Section 14 is hereby deleted in its entirety.

10. The following shall be added as a new provision under the Employment Agreement:

Upon termination of Employee’s Employment pursuant to the Employment Agreement (as amended hereby), the Company and Employee shall use reasonable efforts to exchange mutual releases from their obligations under the Employment Agreement.

This Letter Agreement shall be governed by and construed under the laws of the State of New York (without regard to conflict of law provisions thereof). No party hereto may assign its rights in whole or in part or delegate its obligations in whole or in part under this Letter Agreement without the written consent of the other party hereto. Except as provided herein, the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Letter Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings and agreements between the parties hereto with respect to the subject matter hereof. This Letter Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their successors and permitted assigns (as well as their heirs and estates, if applicable).

If the foregoing correctly sets forth our understanding, please execute this Letter Agreement in the space provided below.

Sincerely,

FX REAL ESTATE AND ENTERTAINMENT

INC.

By:/s/ Mitchell J. Nelson

Name:Mitchell J. Nelson

Title:Executive Vice President

Accepted and agreed to this 23rd day of June, 2009:
/s/ Paul C. Kanavos

Paul C. Kanavos